Exhibit 99.1

News Release

Media Contact:	Amy Rose	Investor Contact:	Graeme Bell
	(908) 423-6537		(908) 423-5185
Merck Announces Strong Financial Results for the Second Quarter 2006
•	Company Posts Second-Quarter Earnings Per Share (EPS) of 73 Cents, Excluding Restructuring Charges; Reported Second-Quarter EPS of 69 Cents

•	Results Driven by Strong Performance of ZOCOR, SINGULAIR, and Vaccines Plus Contributions from Partnerships, Partially Offset by Acquired Research Charge

•	Merck Raises Full-Year 2006 Guidance and Now Anticipates EPS Range of $2.40 to $2.48, Excluding Restructuring Charges; Reported 2006 EPS Range of $2.10 to $2.24

•	U.S. Food and Drug Administration (FDA) Approved GARDASIL; Advisory Committee on Immunization Practices (ACIP) Unanimously Voted to Recommend that GARDASIL be Administered to All 11- and 12-Year-Old Females and to Females Ages 13 to 26 Not Previously Vaccinated
WHITEHOUSE STATION, N.J., July 24, 2006 — Merck & Co., Inc. today announced that earnings per share (EPS) for the second quarter of 2006 were $0.73, excluding a net charge for site closures and position eliminations primarily associated with the global restructuring announced in November 2005. Including the impact of the net restructuring charge, reported EPS for the second quarter were $0.69 compared to $0.33 for the second quarter of 2005. Net income was $1,499.3 million, compared to $720.6 million in the second quarter of last year. EPS and net income for the second quarter of 2006 were negatively affected by a $296 million acquired research charge related to the GlycoFi, Inc. acquisition. EPS and net income for the second quarter of 2005 were negatively impacted by a net tax charge of $640 million primarily related to the repatriation of foreign earnings in accordance with the American Jobs Creation Act.
     Worldwide sales were $5.8 billion for the quarter, compared to $5.5 billion for the second quarter of 2005 — an increase of 6%. Global sales performance includes a 1% unfavorable effect from foreign exchange for the quarter.
     “Our strong second-quarter performance keeps us on track with the commitments we made in December,” said Richard T. Clark, chief executive officer and president.
     “The results demonstrate that we can deliver growth while we make the fundamental changes necessary to return Merck to an industry leadership position. We announced two
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major product approvals, GARDASIL and ZOSTAVAX, and presented important new clinical data on VYTORIN, JANUVIA and ZOLINZA that underscore the strength of our core business.”
     Materials and production costs increased 25% for the second quarter of 2006, including $168 million recorded in the second quarter for costs associated with the global restructuring program, primarily related to accelerated depreciation and asset impairment costs. Excluding these costs, materials and production increased 10% for the quarter. The gross margin was 75.0% which reflects a 2.9 percentage point unfavorable impact relating to the restructuring costs as noted above.
     Marketing and administrative expenses were $1,734 million, a decrease of 1% in the second quarter of 2006. The results reflect the increase in activities to support the three recently-approved vaccines, offset by reduced spending in support of ZOCOR.
     Research and development expenses were $1,173 million for the quarter, representing an increase of 24%, including $296 million recorded in the second quarter for acquired research resulting from the GlycoFi acquisition.
     Restructuring costs were a net credit of $7 million for the quarter representing separation and other related costs associated with the Company’s restructuring program announced in November 2005, offset by gains on sales of facilities in connection with the program. In the second quarter of 2006, the Company eliminated approximately 500 positions in addition to the 2,900 announced in previous quarters.
Full-Year 2006 EPS Guidance
     Merck anticipates full-year 2006 EPS of $2.40 to $2.48, excluding the restructuring charges related to site closures and position eliminations. Merck anticipates reported full-year 2006 EPS of $2.10 to $2.24. Please see pages 9-10 of this news release for details of Merck’s full-year 2006 financial guidance.
Second-Quarter Performance Highlights
     Worldwide sales of SINGULAIR, a once-a-day oral medicine indicated for the treatment of chronic asthma and the relief of symptoms of allergic rhinitis, were strong, reaching $950 million for the second quarter, representing growth of 30% over the second quarter 2005. Sales for the first six months were $1.8 billion, a 20% increase over the comparable 2005 period. SINGULAIR continues to be the number one prescribed product in the United States respiratory market.
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     ZOCOR, Merck’s statin for modifying cholesterol, achieved worldwide sales of $990 million in the second quarter, representing a decrease of 14% over the second quarter of 2005. Sales for the first six months were $2.1 billion, a 9% decrease compared to the first six months of 2005. Merck’s U.S. marketing exclusivity for ZOCOR expired on June 23, 2006, and the Company’s previously signed authorized generic agreement with Dr. Reddy’s Laboratories went into effect. Merck continues to offer branded ZOCOR and to manufacture simvastatin for branded ZOCOR, VYTORIN, the Company’s investigational compound MK-0524B and Dr. Reddy’s authorized generic.
     As reported by the Merck/Schering-Plough partnership, global sales of ZETIA and VYTORIN in the aggregate reached $973 million for the second quarter as compared to $507 million for the same period last year. Combined new prescriptions attained more than 15% of the U.S. lipid-lowering market, according to the most recent monthly IMS Health data.
     Global sales of ZETIA, the cholesterol-absorption inhibitor also marketed as EZETROL outside the United States, reached $476 million in the second quarter, an increase of 51% compared with the second quarter of 2005. Also in the second quarter, ZETIA was approved by the FDA for co-administration with fenofibrate, offering a new treatment alternative for patients with mixed hyperlipidemia. Sales for the first six months were $891 million, an increase of 38% over the comparable 2005 period.
     Global sales of VYTORIN, also developed and marketed by the Merck/Schering-Plough partnership, reached $497 million in the second quarter. VYTORIN, marketed outside the United States as INEGY, is the first single cholesterol treatment to provide LDL cholesterol lowering through dual inhibition of cholesterol production and absorption. Sales for the first six months were $876 million.
     In the second quarter, Merck/Schering-Plough announced new data from two clinical trials. Data presented at the International Symposium on Atherosclerosis meeting showed that VYTORIN was significantly more effective than Crestor in reducing LDL cholesterol across all study dose comparisons and an analysis of the data showed that, when averaged across all study doses, VYTORIN brought more patients at high risk of cardiovascular disease to LDL cholesterol levels less than 70 mg/dl compared to Crestor. Also in June, new data released at the American Diabetes Association’s (ADA) 66th Annual Scientific Sessions showed that at the recommended usual starting doses VYTORIN was superior to Lipitor in the lowering of LDL cholesterol in patients with type 2 diabetes.
     The Company records the results from its interest in the Merck/Schering-Plough partnership in equity income from affiliates.
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     Global sales of Merck’s antihypertensive medicines, COZAAR and HYZAAR*, were $784 million for the second quarter, comparable to the second quarter 2005. Sales for the first six months were $1.5 billion, a 1% decrease compared to the first six months of 2005. COZAAR/HYZAAR remains the number one branded AIIA in Europe and number two branded AIIA in the United States.
     Global sales for FOSAMAX and FOSAMAX PLUS D (marketed as FOSAVANCE throughout the European Union) were $821 million for the second quarter, representing a decrease of 4% compared to the second quarter 2005. U.S. sales for the quarter increased 8%. Sales outside of the United States were affected by the availability of generic alendronate sodium products in several markets. Global sales for the first six months were $1.6 billion, a 3% decrease over the comparable 2005 period. FOSAMAX and FOSAMAX PLUS D together remain the most-prescribed medicine worldwide for the treatment of postmenopausal, male and glucocorticoid-induced osteoporosis.
     Total sales of Merck’s other promoted medicines and vaccines were $1.6 billion for the second quarter, representing growth of 8% as compared with the second quarter of 2005. These products treat or prevent a broad range of medical conditions, including infectious disease, glaucoma, migraine, arthritis and pain. Vaccine sales were $349 million for the quarter, representing growth of 41%.
     Merck earns ongoing revenue based on sales of products that are associated with its alliances, the most significant of which is AstraZeneca LP. Revenue from AstraZeneca LP recorded by Merck was $418 million in the second quarter and $798 million for the first six months of the year.
     Global sales for ROTATEQ, Merck’s vaccine to help protect children against rotavirus gastroenteritis, were $31 million for the quarter. The vaccine is now covered by the majority of managed care plans. In April, ROTATEQ was made available in the Centers for Disease Control and Prevention’s (CDC) Vaccine for Children (VFC) program. VFC provides vaccines to children who are Medicaid-eligible, uninsured, underinsured or Native American. Eligible children receive the recommended vaccines through the government-funded VFC once the CDC contracts for the purchase of the vaccines.
     In addition to the United States, ROTATEQ is approved in Mexico, Australia and the European Union (EU). Applications for licensure of ROTATEQ have been filed in more than 100 countries. Vaccines sold in most major European markets are sold through the Company’s joint venture, Sanofi Pasteur MSD.
* COZAAR and HYZAAR are registered trademarks of E.I. DuPont de Nemours & Company, Wilmington, Del.
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     On June 8, the FDA approved GARDASIL to prevent cervical cancer and vulvar and vaginal pre-cancers caused by human papillomavirus (HPV) types 16 and 18 and to prevent low-grade and pre-cancerous lesions and genital warts caused by HPV types 6, 11, 16 and 18. GARDASIL is approved for 9- to 26-year-old girls and women. U.S. sales for GARDASIL, which entered into distribution on June 19, were $10 million for the quarter.
     As previously disclosed, the Company has entered into a license agreement and collaboration with CSL Limited relating to technology used in GARDASIL, as well as other agreements with third parties, including certain academic and research institutions, relating to GARDASIL. These agreements include a previously-disclosed, cross-license and settlement agreement with GlaxoSmithKline for certain patent rights related to HPV vaccines. As a consequence of these agreements, the Company will pay royalties on the worldwide sales of GARDASIL of approximately 24% to 26% in the aggregate.
     On June 29, the CDC’s ACIP voted unanimously to recommend that girls and women 11 to 26 years old be vaccinated with GARDASIL. The Committee recommended that GARDASIL be administered to 11- and 12-year-old females and to females aged 13 to 26 who have not previously been vaccinated, and that nine- and 10-year-old females be vaccinated with GARDASIL at the discretion of their physicians. The ACIP also voted to include GARDASIL in the VFC program.
     Also on June 29, the ACIP unanimously voted to recommend that all children 4 to 6 years of age receive a second dose of varicella (chickenpox) vaccine. Merck’s VARIVAX and PROQUAD are the only vaccines to protect against chickenpox in the United States. The ACIP also voted to recommend that children, adolescents and adults who previously received one dose of varicella vaccine should receive a second dose. The ACIP voted to include the second dose of chickenpox vaccine in the VFC program.
     On May 25, the FDA approved ZOSTAVAX for prevention of herpes zoster (shingles) in individuals 60 years of age and older. It was also approved by regulatory authorities in the EU and in Australia in May. ZOSTAVAX is the first and only medical option for the prevention of shingles.
     The Company announced on July 11 that the FDA approved EMEND for the prevention of postoperative nausea and vomiting (PONV) as a single 40 mg oral dose given within three hours prior to anesthesia. The approval of EMEND, an NK1 antagonist, represents the availability of the first new class of therapy for the management of PONV in over 10 years.
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     Merck’s U.S. sales of PROSCAR for the second quarter were $89 million. The Company also noted that PROSCAR, the Company’s product to treat symptomatic benign prostate enlargement, lost patent protection in the United States on June 19. Merck has in place an agreement with Dr. Reddy’s Laboratories which will allow them to distribute and sell a generic version of PROSCAR.
Pipeline Update
     In June, Merck announced that the New Drug Application (NDA) for ZOLINZA (vorinostat), an investigational histone deacetylase inhibitor, had been accepted for priority review by the FDA for the treatment of advanced cutaneous T-cell-lymphoma (CTCL). Merck anticipates FDA action on the NDA by early October. In addition, results of the pivotal Phase IIb open-label study in patients with advanced, refractory CTCL were presented at the 33rd annual meeting of the American Society of Clinical Oncology. Study results showed 30 percent of the patients responded to treatment with ZOLINZA as measured by the objective response rate (complete and partial responses). CTCL is a type of non-Hodgkin’s lymphoma in which some of the body’s white blood cells become malignant.
     Merck’s new drug application for MK-0517, the intravenous (IV) prodrug formulation of EMEND for the treatment of chemotherapy-induced nausea and vomiting (CINV), was accepted for standard review by the FDA in June.
     In data released at the ADA in June, JANUVIA, Merck’s investigational oral, once-daily drug for treating patients with type 2 diabetes, was shown to significantly reduce blood sugar (glucose) levels when used as monotherapy or as an add-on treatment to metformin or pioglitazone. In a head-to-head study in patients with type 2 diabetes who had inadequate glucose control on metformin monotherapy, the addition of JANUVIA was non-inferior to the addition of glipizide (a sulfonylurea) in significantly reducing blood sugar levels at 52 weeks versus baseline. Patients on JANUVIA had a significantly lower incidence of hypoglycemia vs. glipizide.
     Merck anticipates FDA action on the NDA for JANUVIA by mid-October. If approved, JANUVIA would potentially be the first in a new class of oral medications (DPP-4 inhibitors) that enhances the body’s own ability to lower blood sugar when it is elevated. The Company is moving forward as planned with filings in countries outside of the United States.
     Merck continues its strategy of establishing strong external alliances and pursuing targeted acquisitions to complement our substantial internal research capabilities.
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     In May, Merck acquired Abmaxis, Inc., a privately-held biopharmaceutical company dedicated to the discovery and optimization of monoclonal antibody (MAb) products for human therapeutics and diagnostics. And in June, Merck acquired GlycoFi, Inc., a privately-held biotechnology company that is a leader in the field of yeast glycoengineering and optimization of biologic drug molecules. While each of the acquisitions has independent scientific merits, the combination of the GlycoFi and Abmaxis platforms is potentially synergistic, giving Merck the ability to operate across the entire spectrum of therapeutic antibody discovery, development and commercialization.
VIOXX Update
     This update supplements information previously provided by the Company. Commencing with the Company’s report on Form 10-Q for the first quarter of 2006, the Company generally intends to provide updates on VIOXX litigation through its periodic filings with the Securities and Exchange Commission (SEC). Information regarding scheduled product liability trials in 2006 can be found at www.merck.com.
     As previously disclosed, individual and putative class actions have been filed against the Company in state and federal courts alleging personal injury and/or economic loss with respect to the purchase or use of VIOXX. A number of these actions are coordinated in separate proceedings in a multidistrict litigation in the U.S. District Court for the Eastern District of Louisiana (the “MDL”), New Jersey state court, California state court, Texas state court and Philadelphia, Pennsylvania. As of June 30, the Company has been served or is aware that it has been named as a defendant in approximately 14,200 lawsuits, which include approximately 27,100 plaintiff groups alleging personal injuries resulting from the use of VIOXX, and in approximately 190 putative class actions alleging personal injuries and/or economic loss (all of the actions discussed in this paragraph are collectively referred to as the “VIOXX Product Liability Lawsuits”). Of these lawsuits, approximately 5,700 lawsuits representing approximately 16,100 plaintiff groups are or are slated to be in the federal MDL and approximately 7,100 lawsuits representing approximately 7,100 plaintiff groups are included in a coordinated proceeding in New Jersey Superior Court. In addition, as of June 30, approximately 5,800 claimants had entered into Tolling Agreements with the Company, which halt the running of applicable statutes of limitations for those claimants who seek to toll claims alleging injuries resulting from a thrombotic cardiovascular event that results in a myocardial infarction or ischemic stroke.
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Earnings Conference Call
     Investors are invited to a live Web cast of Merck’s second-quarter earnings conference call today at 9 a.m. ET, by visiting the Newsroom section of Merck’s Web site www.merck.com/newsroom/webcast. Institutional investors and analysts can participate in the call by dialing (706) 758-9927. Journalists are invited to listen by calling (706) 758-9928. A replay of the Web cast will be available starting at 1 p.m. ET today through 5 p.m. ET on July 31. To listen to the replay, dial (706) 645-9291 or (800) 642-1687 and enter ID # 1224114.
About Merck
     Merck & Co., Inc. is a global research-driven pharmaceutical company dedicated to putting patients first. Established in 1891, Merck discovers, develops, manufactures and markets vaccines and medicines to address unmet medical needs. The Company devotes extensive efforts to increase access to medicines through far-reaching programs that not only donate Merck medicines but help deliver them to the people who need them. Merck also publishes unbiased health information as a not-for-profit service. For more information, visit www.merck.com.
Forward-Looking Statement
     This press release, including the financial information that follows, contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and involve risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include statements regarding product development, product potential or financial performance. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. Merck undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements in this press release should be evaluated together with the many uncertainties that affect Merck’s business, particularly those mentioned in the cautionary statements in Item 1 of Merck’s Form 10-K for the year ended Dec. 31, 2005, and in its periodic reports on Form 10-Q and Form 8-K, which the Company incorporates by reference.
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Merck Financial Guidance for 2006
     Worldwide sales will be driven by the Company’s major products, including the impact of new studies and indications. Sales forecasts for those products for 2006 are as follows:

WORLDWIDE
PRODUCT	2006 SALES
SINGULAIR (Respiratory)	$3.4 to $3.7 billion
COZAAR/HYZAAR (Hypertension)	$2.9 to $3.2 billion
FOSAMAX (Osteoporosis)	$2.8 to $3.1 billion
ZOCOR (Cholesterol modifying)	$2.6 to $2.9 billion
Other reported products*	$6.3 to $6.6 billion
*	Other reported products comprise: AGGRASTAT, ARCOXIA, CANCIDAS, COSOPT, CRIXIVAN, EMEND, INVANZ, MAXALT, PRIMAXIN, PROPECIA, PROSCAR, STOCRIN, TIMOPTIC/TIMOPTIC XE, TRUSOPT, Vaccines and VASOTEC/VASERETIC.
•	Under an agreement with AstraZeneca (AZN), Merck receives revenue at predetermined percentages of the U.S. sales of certain products by AZN, most notably NEXIUM. In 2006, Merck anticipates these revenues to be approximately $1.5 to $1.7 billion.

•	Equity income from affiliates includes the results of the Merck and Schering-Plough collaboration combined with the results of Merck’s other joint venture relationships. Equity income from affiliates is expected to be approximately $2.1 to $2.4 billion for 2006.

•	Product gross margin (PGM) percentage is estimated to be approximately 76 to 78% for the full year 2006. This guidance excludes the portion of the restructuring costs that will be included in product costs and will affect reported PGM in 2006. This guidance includes the impact of stock option expense.

•	Marketing and administrative expense is anticipated to increase at a high single-digit percentage growth rate over the full-year 2005 level. The full-year 2005 level excludes the charge taken in the fourth quarter related solely to future legal defense costs of VIOXX litigation. The full-year 2005 and 2006 levels exclude the costs associated with position eliminations in 2005 as well as other restructuring costs pursuant to the Company’s streamlining of its business processes. The 2006 amount includes the impact of stock option expense.

•	Research and development expense (which excludes joint ventures) is anticipated to increase at a high single-digit percentage growth rate over the full-year 2005 level. Research and development expense in 2006 includes the impact of stock option expense and the second quarter 2006 acquired research expense relating to GlycoFi. The full-year 2006 level excludes the portion of the restructuring costs that are reported in research and development expense.

•	Stock option expense is expected to be approximately $220 million in 2006. The impact of stock option expense is reflected in the materials and production, marketing and administrative, and research and development guidance respectively.
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•	As part of the Company’s restructuring of its operations, additional costs related to site closings, position eliminations and related costs will be incurred in 2006. The aggregate 2006 pretax expense related to these activities is estimated to be $800 million to $1.0 billion.

•	The consolidated 2006 tax rate is estimated to be approximately 26 to 28% (including the net tax rate impact in the second quarter related primarily to the acquisition of GlycoFi). This guidance does not reflect the tax rate impact of restructuring costs. The effective tax rate to be applied to the Company’s restructuring costs is at a higher level than the underlying effective tax rate guidance.

•	Merck plans to continue its stock buyback program in 2006. As of June 30, $7.0 billion remains under the current buyback authorizations approved by Merck’s Board of Directors.
     Given these guidance elements, Merck anticipates full-year 2006 EPS of $2.40 to $2.48, excluding the restructuring charges related to site closures and position eliminations. Merck anticipates reported full-year 2006 EPS of $2.10 to $2.24. Merck is not providing third quarter EPS guidance.
     This guidance does not reflect the establishment of any reserves for any potential liability relating to the VIOXX litigation.
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The following table shows the financial results for Merck & Co., Inc. and subsidiaries for the quarter ended June 30, 2006, compared with the corresponding period of the prior year.

	Merck & Co., Inc.
	Consolidated Results
	(In Millions Except Earnings per Common Share)
	Quarter Ended June 30
	(Unaudited)
			%
	2006	2005	Change
Sales	$5,771.7	$5,467.5	6%

Costs, Expenses and Other
Materials and production (1)	1,445.2	1,160.6	25
Marketing and administrative (2)	1,734.0	1,749.5	-1
Research and development (3)	1,172.5	946.8	24
Restructuring and related costs (4)	(6.9)	5.8	*
Equity income from affiliates	(611.3)	(334.1)	83
Other (income) expense, net	(70.1)	14.0	*

Income Before Taxes	2,108.3	1,924.9	10

Taxes on Income (5)	609.0	1,204.3

Net Income	$1,499.3	$720.6	*

Average Shares Outstanding
Assuming Dilution	2,187.7	2,206.1

Earnings per Common Share
Assuming Dilution	$0.69	$0.33	*

*	> 100%

(1)	Includes restructuring costs of $167.5 million recorded in the second quarter 2006 primarily related to accelerated depreciation and asset impairment costs associated with Merck’s global restructuring program announced in November 2005 as well as stock option expense of $4.6 million.

(2)	Includes stock option expense of $25.3 million recorded in the second quarter 2006.

(3)	Research and development expense includes acquired research expense of $296.3 million recorded in the second quarter 2006 resulting from the acquisition of GlycoFi, Inc. These charges are associated with GlycoFi’s technology platform to be used in research projects for which, at the acquisition date, technological feasibility had not been established and no alternative future use existed. Also included in the second quarter of 2006 is stock option expense of $11.1 million.

(4)	Second quarter 2006 results reflect restructuring costs related to separations as well as gains on the sales of facilities associated with Merck’s global restructuring program announced in November 2005. Separations associated with other restructuring programs were recorded in the second quarter of 2005.

(5)	The effective tax rate was 28.9% and 62.6% for the second quarter of 2006 and 2005, respectively. Included in the second quarter 2006 effective tax rate is a favorable impact of 0.5 percentage points related to the restructuring charge. Included in the second quarter 2005 is a net tax charge of $640 million, primarily related to repatriation of foreign earnings under the American Jobs Creation Act (AJCA). This net tax charge resulted in an increase of 33.3 percentage points to the effective tax rate for the second quarter of 2005.

The following table shows the financial results for Merck & Co., Inc. and subsidiaries for the six months ended June 30, 2006, compared with the corresponding period of the prior year.

	Merck & Co., Inc.
	Consolidated Results
	(In Millions Except Earnings per Common Share)
	Six Months Ended June 30
	(Unaudited)
			%
	2006	2005	Change
Sales	$11,181.5	$10,829.8	3%

Costs, Expenses and Other
Materials and production (1)	2,787.9	2,432.0	15
Marketing and administrative (2)	3,449.0	3,355.0	3
Research and development (3)	2,114.5	1,793.4	18
Restructuring and related costs (4)	36.8	13.6	*
Equity income from affiliates	(1,114.7)	(650.4)	71
Other (income) expense, net	(170.7)	40.6	*

Income Before Taxes	4,078.7	3,845.6	6

Taxes on Income (5)	1,059.4	1,754.9

Net Income	$3,019.3	$2,090.7	44

Average Shares Outstanding
Assuming Dilution	2,189.2	2,208.1

Earnings per Common Share
Assuming Dilution	$1.38	$0.95	45

*	> 100%

(1)	Includes restructuring costs of $372.5 million recorded during the first six months of 2006 primarily related to accelerated depreciation and asset impairment costs associated with Merck’s global restructuring program announced in November 2005 as well as stock option expense of $15.2 million.

(2)	Includes stock option expense of $87.9 million recorded in the first six months of 2006.

(3)	Research and development expense includes acquired research expense of $296.3 million recorded in the second quarter 2006 resulting from the acquisition of GlycoFi, Inc. These charges are associated with GlycoFi’s technology platform to be used in research projects for which, at the acquisition date, technological feasibility had not been established and no alternative future use existed. Also included are restructuring costs of $55.4 million recorded in the first quarter of 2006 related to accelerated depreciation associated with Merck’s global restructuring program announced in November 2005 as well as stock option expense of $35.5 million.

(4)	June 2006 year-to-date results reflect restructuring costs related to separations as well as gains on the sales of facilities associated with Merck’s global restructuring program announced in November 2005. Separations associated with other restructuring programs were recorded in the first six months of 2005.

(5)	The effective tax rate was 26.0% and 45.6% for the first six months of 2006 and 2005, respectively. Included in the first six months 2006 effective tax rate is a favorable impact of 1.0 percentage points related to the restructuring charge. Included in the second quarter 2005 is a net tax charge of $640 million, primarily related to repatriation of foreign earnings under the American Jobs Creation Act (AJCA). This net tax charge resulted in an increase of 16.6 percentage points to the effective tax rate for the first six months of 2005.